Exhibit 21.1
List of Subsidiaries of Bandwidth Inc.
•Bandwidth.com CLEC, LLC (Delaware, United States)
•Broadband, LLC (Delaware, United States)
•IP Spectrum Solutions, LLC (Delaware, United States)
•NL Bandwidth B.V. (Netherlands)
•UK Bandwidth Limited (England and Wales)
•DE Bandwidth GmbH (Germany)
•Bandwidth Iberia S.L (Spain)
•Voice Topco Limited (England and Wales)
•Voice Finco Limited (England and Wales)
•Voice Midco Limited (England and Wales)
•Voice Bidco Limited (England and Wales)
•Voxbone S.A. (Belgium)
•Voxbone US LLC (Delaware, United States)
•Voxbone El Salvador Sociedad Anonima De Capital Variable (El Salvador)
•Voxbone Panama Inc. (Panama)
•Voxbone Telekomunikasyon ve Iletisim Hizmetleri Ticaret Limited Sirketi (Turkey)